Exhibit (14)

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Code of Ethics for Senior Operational and Financial Leadership (the “Code”)

Senior operational and financial leadership of C-COR.net Corp. (the “Company”) have an important and elevated role in corporate governance. In this capacity, such persons have been empowered to ensure that shareholders’ interests are appropriately balanced, protected and preserved. This Code has therefore been adopted by the Board of Directors of the Company with the intent of preventing any intentional or unintentional transgression by establishing standards for conduct, without unduly interfering with the privacy and freedom of the individuals concerned. Each person to whom this Code is applicable shall receive a copy of the same. Any amendments to this Code shall be furnished similarly to each person to whom this Code is applicable.

The provisions of this Code shall apply to: (i) the Company’s Chief Executive Officer, Chief Financial Officer, and Controller (the “Required Officers”), and (ii) other persons performing senior operational and financial leadership functions throughout the Company as listed on Exhibit A attached hereto (collectively with the Required Officers, the “Senior Leadership”).

Each Senior Leader shall certify by June 30 of each year that he or she has read and understood this Code and will abide by it. A form of the certification is attached hereto as Exhibit B. Any waiver, including an implicit waiver of this Code may be made only by the Board of Directors and will be promptly disclosed to shareholders as required by law or stock exchange regulation. The provisions of this Code shall be effective as of April 15, 2003.

The following standards must be followed by Senior Leadership regarding individual responsibilities, as well as responsibilities to the Company.

1.	Acting with honesty and integrity, avoiding actual or apparent conflict of interests in personal and professional relationships.
2.	Providing the Board of Directors, other officers and other Company employees with information that is full, fair, accurate, complete, objective, relevant, timely, and understandable.
3.	Providing full, fair, accurate, timely, and understandable information to assist the Company in providing full and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and in other public communications made by the Company.
4.	Complying with applicable federal, state and local laws, rules and regulations along with any other governmental and regulatory requirements.
5.	Acting in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.
6.	Respecting the confidentiality of information acquired in the course of employment with the Company. Confidential information acquired in the course of employment with the Company shall not be used for personal advantage.
7.	Sharing knowledge within the Company and maintaining skills important and relevant to the Board of Directors’, other officers’ and other Company employees’ needs.
8.	Proactively promoting and advocating ethical behavior as a responsible Senior Leader in the Company’s work environment.
9.	Achieving responsible use of and control over all assets and resources employed or entrusted to me as a Senior Leader.

10.	Ensuring that any transaction between the Company and a related party is reviewed and approved in advance: (i) by the Board of Directors, and (ii) to the extent required by law or any regulatory requirement, the shareholders. Such review shall include disclosure of all material facts concerning the related party’s interest in the transaction. A related party is any director, executive officer, nominee for election as director, security holder who is known to hold more than five percent of any class of the Company’s voting securities, and any member of the immediate family of any of the foregoing persons. A related party also includes any entity that is affiliated with a director or a nominee for election as director.
11.	Ensuring that no corporate funds or services shall be paid or furnished to any political party or any candidate for, or incumbent in, any public office for political purposes unless such political contribution is: (a) legal under all applicable federal, state and local laws and regulations; and (b) approved by the Company’s CEO and Board of Directors or an authorized committee of the Board of Directors.
12.	Communicating to the Board of Directors or other Senior Officers, as appropriate:
(a)	All known significant deficiencies in the design or operation of internal controls which could adversely affect Company’s ability to record, process, summarize, and report financial data; and
(b)	Any fraud, whether or not material, that involves Senior Leaders or other employees of the Company who have a significant role in internal controls.
13.	Promptly communicating violations of this Code to Corporate Assurance.
14.	Acknowledging that non-adherence to this Code might lead to disciplinary actions up to termination for cause and/or referral to the appropriate authorities.

EXHIBIT A

Other Senior Operational and Financial Leadership Subject to the Code

CORPORATE		INTERNATIONAL OPERATIONS
Mary Drawl	Manager, Financial Reporting
David Eng	Corporate Vice President, Americas Business
William Haberer	Finance Manager	Austria
Barb Lyke	Director, Information Technology	Dietmar Klatzer	Site Manager, Operations
Sally Thiel	Director, Investor Relations	Peter Maurer	Site Manager, Finance and Administration
Australia
BROADBAND NETWORK SERVICES		John Goodard	General Manager
Paul Janson	President	Keith Sui	Financial Controller
Cathy Sheridan	Controller
México
		Carlos Lozano	Plant Manager
BROADBAND MANAGEMENT SOLUTIONS		Guillermo Salazar	Accounting Manager
Doug Engerman	President
Jang Huah	Vice President of Finance	Netherlands
		Gerhard Nederlof	VP, Europacific Business
		Albert Versteeg	Regional Controller
BROADBAND COMMUNICATIONS PRODUCTS
John Caezza	President	Spain
Thomas Bloom	Procurement Group Manager Vice President, Business	Juan Cervera	Sales Manager
Horacio Facca	Development and Strategic Marketing	Carlos Santaflorentina	Controller
Antonio Mario Frattaroli	Vice President, Global Operations
Mark Talbot	Operations Group Manager
Peter Wolff	Vice President, Product Development

EXHIBIT B

Certification Regarding Code of Ethics

for Senior Operational and Financial Leadership of

C-COR.net Corp.

The undersigned hereby certifies that he or she has read and will abide by the Code of Ethics for Senior Operational and Financial Leadership (the “Code”) dated April 15, 2003, or as subsequently amended, and that he or she knows such failure may constitute a violation of federal securities laws and regulations which may subject him or her to civil liabilities and criminal penalties. The undersigned acknowledges that he or she has read and understood the Code and will abide by it. The undersigned further acknowledges that failure to observe the provisions of said Code shall be a basis for dismissal for cause and/or referral to appropriate authorities.

Name

Date